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                                                                  EXHIBIT 4.2(b)

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                           ARRIS INTERNATIONAL, INC.,
                                     ISSUER,

                                ARRIS GROUP, INC.
                                    GUARANTOR

                                       AND

                              THE BANK OF NEW YORK,
                                     TRUSTEE

                          THIRD SUPPLEMENTAL INDENTURE,

                           DATED AS OF MARCH 20, 2002

                 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003

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                                                                  EXHIBIT 4.2(b)

      THIRD SUPPLEMENTAL INDENTURE (this "Third Supplemental Indenture"), dated as of March 20, 2002, among Arris Group, Inc., a Delaware corporation ("Parent" or "Guarantor"), Arris International, Inc. f/k/a ANTEC Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"), to the Indenture between the Company and the Trustee, dated as of May 8, 1998, as amended or supplemented from time to time (the "Indenture").

                                   WITNESSETH:

      WHEREAS, pursuant to the Indenture $115,000,000 of the Company's 4 1/2% Convertible Subordinated Notes due 2003 (the "Securities") were issued;

      WHEREAS, Section 9.1 of the Indenture provides that, without the consent of any Holder, the Company, when authorized by Board Resolutions, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to provide for collateral for or guarantors of the Securities;

      WHEREAS, pursuant to the Agreement and Plan of Reorganization, dated as of October 18, 2000, as amended, among Parent, the Company, Broadband Transition Corporation, a Delaware corporation, Nortel Networks Inc., a Delaware corporation, Nortel Networks LLC, a Delaware limited liability company, and Arris Interactive L.L.C., a Delaware limited liability company, the Company became a wholly owned subsidiary of Parent on August 3, 2001;

      WHEREAS, Parent desires to unconditionally and irrevocably guarantee, on a subordinated basis, the full and prompt payment of principal of and interest and premium, if any, on, and Liquidated Damages, if any, with respect to, the Securities when due, subject to any applicable grace periods, whether at maturity, redemption, by acceleration, or otherwise, and all other obligations of the Company to the Holders and the Trustee under the Indenture and the Securities, (the "Guarantee") and to extend to the Holders certain rights and privileges in connection with the Guarantee; and

      WHEREAS, the Company and Parent have requested that the Trustee execute and deliver this Third Supplemental Indenture and all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms and to make the Guarantee the valid obligation of Parent, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

      NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:
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                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1. Capitalized terms used in this Third Supplemental Indenture, but not defined herein, shall have the meaning subscribed to them in the Indenture.

      The following terms, as used herein, shall have the following respective meanings:

      "Administrative Agent" shall mean (i) so long as the Senior Credit Agreement is in effect, The CIT Group/Business Credit, Inc., in its capacity as administrative agent for the Lenders party to the Senior Credit Agreement or any successor or other Administrative Agent appointed pursuant to the Senior Credit Agreement and (ii) if there is no Senior Credit Agreement in effect, thereafter any agent designated as representative of holders of all other Guarantor Senior Debt.

      "Bankruptcy Proceeding" shall mean (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Guarantor or the Company or to Guarantor's assets or the Company's assets, or (ii) any liquidation, dissolution or other winding up of Guarantor or the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Guarantor or the Company.

      "Borrower" shall mean each of the Company, Arris Interactive L.L.C. and the other subsidiaries of the Company party to the Senior Credit Agreement and "Borrowers" shall mean all such persons collectively.

      "Company" shall have the meaning set forth in the introductory paragraph hereof.

      "Guarantor" shall have the meaning set forth in the introductory paragraph hereof.

      "Guarantor Disqualified Capital Stock" shall mean, with respect to Guarantor, Capital Stock of Guarantor that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by Guarantor, in whole or in part, on or prior to the Stated Maturity of the Securities, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Guarantor Disqualified Capital Stock.

      "Guarantor Junior Securities" shall mean any Guarantor Qualified Capital Stock of Guarantor and any Indebtedness of Guarantor, in each case that is fully subordinated to all Guarantor Senior Debt (and any debt securities issued in exchange for Guarantor Senior Debt) to


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substantially the same extent as, or to a greater extent than, the Securities are subordinated to Guarantor Senior Debt pursuant to this Third Supplemental Indenture.

      "Guarantor Non-Payment Default" shall have the meaning set forth in
Section 4.2(b) hereof.

      "Guarantor Payment Blockage Period" shall have the meaning set forth in
Section 4.2(b) hereof.

      "Guarantor Payment Default" shall have the meaning set forth in Section 4.2(a) hereof.

      "Guarantor Payment Notice" shall have the meaning set forth in Section 4.2(b) hereof.

      "Guarantor Qualified Capital Stock" shall mean any Capital Stock of Guarantor that is not Guarantor Disqualified Capital Stock.

      "Guarantor Senior Debt" shall mean (i) all indebtedness, obligations and other liabilities of Guarantor, whether outstanding as of the date hereof or hereafter created, incurred or assumed by Guarantor, arising under or in respect of the Senior Credit Agreement and the Loan Documents including, without limitation the principal of, the premium and interest on, all loans, letters of credit, guaranties, including but not limited to the Parent Guaranty, and other extensions of credit under the Senior Credit Agreement and the Loan Documents and all commitment, facility, agency and other fees payable under or in connection therewith and all expenses, reimbursements, indemnities and other amounts and liabilities payable or owing by Guarantor thereunder and further including, without limitation, any of the foregoing obligations and amounts which would become due or accrue or arise but for the commencement of any applicable Bankruptcy Proceeding, whether or not a claim is allowed for the same in any such proceeding and (ii) any amendments, restatements, renewals extensions or modifications of any of the foregoing.

      "Guarantor Subordinated Obligations" shall have the meaning set forth in
Section 4.2(a) hereof.

      "Indenture" shall have the meaning set forth in the introductory paragraph hereof.

      "Lender" shall mean each bank or other financial institution now or hereafter party to the Senior Credit Agreement, and "Lenders" shall mean all such banks and financial institutions, collectively.

      "Loan Documents" shall mean the Senior Credit Agreement and the Notes, any Letter of Credit Guaranty, the Guaranties and the Collateral Documents (as those terms are defined in the Senior Credit Agreement).

      "Loan Party" shall mean each of Parent, the Company, Arris Interactive L.L.C., the other Borrowers and any Subsidiary (as defined in the Senior Credit Agreement) of any Borrower,


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respectively, from time to time executing a Loan Document and "Loan Parties"
shall mean all such persons, respectively.

      "Obligations" shall mean all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit (as defined in the Senior Credit Agreement), fees, expenses, indemnification or otherwise.

      "Parent" shall have the meaning set forth in the introductory paragraph hereof.

      "Parent Guaranty" shall mean that guarantee dated as of August 3, 2001, by Parent for the benefit of, The CIT Group/Business Credit, Inc., as agent for and representatives of the Lenders.

      "Securities" shall have the meaning set forth in the recitals hereof.

      "Senior Creditor" shall mean any Person now or hereafter holding Guarantor Senior Debt, including, without limitation, any Lender, and "Senior Creditors" shall mean all such persons, collectively.

      "Senior Credit Agreement" shall mean the Credit Agreement dated as of August 3, 2001, by and among the Company, Arris Interactive L.L.C., certain subsidiaries of the Company, the several Lenders from time to time parties thereto, the Administrative Agent, and Credit Suisse First Boston as syndication agent, lead arranger and book running manager, as such agreement may be amended, supplemented, restated, refinanced, restructured or otherwise modified from time to time (in whole or in part without limitation as to terms, extensions of maturities, increasing the maximum amount of indebtedness or borrowings thereunder or other conditions or covenants), and all related notes, collateral documents, guarantees, Hedge Agreements (as defined in the Senior Credit Agreement), instruments and agreements entered into in connection therewith, as the same may be amended, supplemented, restated or modified from time to time.

      "Trustee" shall have the meaning set forth in the introductory paragraph hereof.

      Section 1.2. Incorporation by Reference. The provisions of Section 1.2 and
1.3 of the Indenture shall apply as set forth herein.

                                   ARTICLE II

                    OBLIGATIONS UNDER SENIOR CREDIT AGREEMENT

      Section 2.1. The Company hereby confirms the designation of the Obligations under the Senior Credit Agreement as Designated Senior Debt.


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                                   ARTICLE III

                                PARENT GUARANTEE

      Section 3.1. Absolute and Unconditional Guarantee. (a) Guarantor fully, absolutely, irrevocably, unconditionally, and jointly and severally, guarantees, on a subordinated basis, to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, subject to the limitations set forth in Section 3.3 and Article IV hereof, that: the principal of and interest and premium, if any, on, and Liquidated Damages, if any, with respect to, the Securities shall be promptly paid in full when due, subject to any applicable grace period, whether at maturity, redemption, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest or Liquated Damages, to the extent lawful, of the Securities and all other obligations of the Company to the Holders or the Trustee under the Indenture and the Securities will be promptly paid in full, all in accordance with the terms thereof.

            (b) Guarantor agrees that its obligations hereunder shall be absolute, unconditional and irrevocable, irrespective of the validity, regularity or enforceability of the Securities, or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of Guarantor, and each such legal or equitable discharge is hereby irrevocably and forever waived. Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise set forth in this Article III) this Guarantee shall not be discharged except by complete payment of the obligations contained in the Securities, the Indenture, and in this Third Supplemental Indenture.

            (c) The obligation of Guarantor to make any payment hereunder may be satisfied by causing the Company to make such payment. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor, or any custodian acting in relation to the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect as to such amount only.

      Section 3.2. Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 3.3. Limitation of Guarantor's Liability. Guarantor and, by its acceptance of any benefits hereof, each Holder hereby confirms that it is the intention of all such parties that the guarantee by Guarantor pursuant hereto shall not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, each Holder who accepts the benefits hereof hereby irrevocably agrees that the


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obligations under this Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of Guarantor (including, without limitation, any obligations under any bank credit agreement), result in the obligations of such Guarantor under this Guarantee not constituting such fraudulent transfer or conveyance.

      Section 3.4. No Personal Liability. No stockholder, officer, director, employee or incorporator, past, present or future, of Guarantor, as such, shall have any personal liability under this Guarantee.

                                   ARTICLE IV

                           SUBORDINATION OF GUARANTEE

      Section 4.1. Guarantee Subordinate to Guarantor Senior Debt. The Company covenants and agrees, and each Holder of a Security, by his acceptance of the benefits of the Guarantee, likewise covenants and agrees, that, to the extent and in the manner set forth in Article XII of the Indenture and Article IV hereof, the payment of Guarantor's obligations in respect of its Guarantee is hereby expressly made subordinate and subject in right of payment to the prior payment in full of all the obligations of Guarantor under all Guarantor Senior Debt on the same basis as the Securities are junior and subordinated to the Senior Indebtedness of the Company as set forth in Article XII of the Indenture. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by Guarantor only at such times as they may receive and/or retain payments in respect of the Securities pursuant to the Indenture.

      This Section 4.1 and Article XII of the Indenture shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Guarantor Senior Debt, and such provisions are made for the benefit of the holders of Guarantor Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions. In addition, the payment of cash, property or securities (other than Guarantor Junior Securities) upon conversion of a Security pursuant to Article XIII will constitute payment on a Security and therefore will be subject to the subordination provisions contained in this Article IV and in the Indenture.

      Section 4.2. No Payment on Securities in Certain Circumstances.

            (a) No payment may be made by Guarantor on account of the principal of, premium, if any, interest on, or Liquidated Damages or any other obligations under or with respect to, the Securities, or to acquire any of the Securities (including repurchases of Securities at the option of the Holder) for cash or property (other than Guarantor Junior Securities), or on account of the redemption provisions of the Securities (collectively, the "Guarantor Subordinated Obligations"), (i) upon the maturity of any Guarantor Senior Debt by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on, and fees, charges, expenses, indemnifications and all other amounts payable


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in respect of Guarantor Senior Debt are first paid in full, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest in respect of Guarantor Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Guarantor Payment Default"), unless and until such Guarantor Payment Default has been cured or waived or otherwise has ceased to exist.

            (b) Upon (i) the happening of an event of default (other than a Guarantor Payment Default) that permits, or would permit, with (w) the passage of time, (x) the giving of notice, (y) the making of any payment of the Securities then required to be made, or (z) any combination thereof (collectively, a "Guarantor Non-Payment Default"), the holders of Guarantor Senior Debt or their representative immediately to accelerate its maturity and
(ii) written notice of such Guarantor Non-Payment Default given to Guarantor and the Trustee by the holders of Guarantor Senior Debt or their representative (a "Guarantor Payment Notice"), then, unless and until such Guarantor Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of Guarantor directly or through any Subsidiary on account of the Guarantor Subordinated Obligations, in any such case other than payments made with Guarantor Junior Securities. Notwithstanding the foregoing, unless (i) the Guarantor Senior Debt in respect of which such Guarantor Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Guarantor Payment Notice is delivered as set forth above (the "Guarantor Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Guarantor Payment Blockage Period, Guarantor shall be required to pay to the Holders of the Securities all sums not paid to the Holders of the Securities during the Guarantor Payment Blockage Period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the Securities made during the Guarantor Payment Blockage Period shall be of no further force or effect) and to resume all other payments as and when due on the Securities. Not more than one Guarantor Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Guarantor Senior Debt during such period. In no event, however, may the total number of days during which any Guarantor Payment Blockage Period is or Guarantor Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365 day period.

            (c) In furtherance of the provisions of Section 4.1, in the event that, notwithstanding the foregoing provisions of this Section 4.2, any payment or distribution of assets of Guarantor (other than Guarantor Junior Securities) shall be received by the Trustee on behalf of the Holders or any Paying Agent for the benefit of the Holders at a time when such payment or distribution is prohibited by the provisions of this Section 4.2, such payment or distribution (subject to the provisions of Sections 4.6 and 4.9) shall be held in trust for the benefit of the holders of Guarantor Senior Debt, and shall be paid or delivered by such Holders or the Trustee or such Paying Agent, as the case may be, to the holders of Guarantor Senior Debt remaining unpaid or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Guarantor Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Guarantor Senior Debt held or represented by each, for application to the payment of all Guarantor Senior Debt in full after giving effect to any concurrent payment and distribution to


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the holders of such Guarantor Senior Debt.

      Section 4.3. Securities Subordinated to Prior Payment of All Guarantor Senior Debt on Dissolution, Liquidation or Reorganization. Upon any distribution of assets of Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities:

            (a) the holders of all Guarantor Senior Debt shall first be entitled to receive payments in full before the Holders are entitled to receive any payment on account of the Guarantor Subordinated Obligations (other than Guarantor Junior Securities);

            (b) any payment or distribution of assets of Guarantor of any kind or character, whether in cash, property or securities (other than Guarantor Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the provisions of this
Article IV, shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of Guarantor Senior Debt or their representative to the extent necessary to make payment in full of all such Guarantor Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Guarantor Senior Debt (but this Section 4.3(b) shall not apply to payments or distributions to the Trustee for its own benefit); and

            (c) in the event that, notwithstanding the foregoing, any payment or distribution of assets of Guarantor of any kind or character, whether in cash, property or securities (other than Guarantor Junior Securities), shall be received by the Trustee for the benefit of the Holders or the Holders or any Paying Agent for the benefit of the Holders (or, if Guarantor or any Affiliate of Guarantor is acting as its own Paying Agent, money for any such payment or distribution shall be segregated or held in trust) on account of Guarantor Subordinated Obligations before all Guarantor Senior Debt is paid in full, such payment or distribution (subject to the provisions of Sections 4.6 and 4.9) shall be received and held in trust by the Trustee or such Holder or Paying Agent for the benefit of the holders of such Guarantor Senior Debt, or their respective representative, and shall be paid over to or delivered to the holders of the Guarantor Senior Debt, ratably according to the respective amounts of such Guarantor Senior Debt held or represented by each, to the extent necessary to make payment as provided herein of all such Guarantor Senior Debt remaining unpaid after giving effect to all concurrent payments and distributions to or for the holders of such Guarantor Senior Debt, but only to the extent that as to any holder of such Guarantor Senior Debt, as promptly as practical following notice from the Trustee to the holders of such Guarantor Senior Debt that such prohibited payment has been received by the Trustee, Holder(s) or Paying Agent (or has been segregated as provided above), such holder (or a representative therefor) notifies the Trustee of the amounts then due and owing on such Guarantor Senior Debt, if any, held by such holder and only the amounts specified in such notices to the Trustee shall be paid to the holders of such Guarantor Senior Debt.

      Section 4.4. Securityholders to Be Subrogated to Rights of Holders of Guarantor


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Senior Debt. Subject to the payment in full of all Guarantor Senior Debt as provided herein, the Holders of Securities shall be subrogated to the rights of the holders of such Guarantor Senior Debt to receive payments or distributions of assets of Guarantor applicable to the Guarantor Senior Debt until all amounts owing on the Securities shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of such Guarantor Senior Debt by Guarantor, or by or on behalf of the Holders by virtue of this
Article IV, which otherwise would have been made to the Holders shall, as between Guarantor and the Holders, be deemed to be payment by Guarantor or on account of such Guarantor Senior Debt, it being understood that the provisions of this Article IV are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of such Guarantor Senior Debt, on the other hand.

      If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article IV shall have been applied, pursuant to the provisions of this Article IV, to the payment of amounts payable under Guarantor Senior Debt, then the Holders shall be entitled to receive from the holders of such Guarantor Senior Debt any payments or distributions received by such holders of Guarantor Senior Debt in excess of the amount sufficient to pay all amounts payable under or in respect of such Guarantor Senior Debt in full.


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      Section 4.5. Obligations of Guarantor Unconditional. Nothing contained in this Article IV or elsewhere in this Third Supplemental Indenture, the Indenture or in the Securities is intended to or shall impair as between Guarantor and the Holders, the obligation of each such Person (in the case of Guarantor, to the extent specified in this Third Supplemental Indenture), which is absolute and unconditional, to pay to the Holders the principal of, premium, if any, and interest on, the Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of Guarantor other than the holders of the Guarantor Senior Debt, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this
Article IV, of the holders of Guarantor Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Notwithstanding anything to the contrary in this Article IV or elsewhere in the Indenture or in the Securities, upon any distribution of assets of the Company referred to in this Article IV, the Trustee, subject to the provisions of Sections 7.1 and 7.2 of the Indenture, and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Guarantor Senior Debt and other Indebtedness of Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IV so long as such court has been apprised of the provisions of, or the order, decree or certificate makes reference to, the provisions of this Article IV. Nothing in this Section 4.5 shall apply to the claims of, or payments to, the Trustee under or pursuant to Section 7.7 of the Indenture or otherwise for its own benefit.

      Section 4.6. Trustee and Other Agents Entitled to Assume Payments Not Prohibited in Absence of Notice. Guarantor shall give prompt written notice to the Trustee of any fact known to Guarantor which would prohibit the making of any payment to or by the Trustee in respect of the Securities. The Trustee and all other Agents shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee unless and until a Trust Officer of the Trustee or any Paying Agent shall have actually received, no later than one Business Day prior to such payment, written notice thereof in compliance with Section 14.2 of the Indenture from Guarantor or from one or more holders of Guarantor Senior Debt or from any representative therefor and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Sections 7.1 and 7.2 of the Indenture, shall be entitled in all respects conclusively to assume that no such fact exists.

      Section 4.7. Subordination Rights Not Impaired by Acts or Omissions of Guarantor or Holders of Guarantor Senior Debt. No right of any present or future holders of any Guarantor Senior Debt to enforce subordination provisions contained in this Article IV shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Guarantor with the terms of this Third Supplemental Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. Without the consent of or notice to the


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Trustee or the Holders, the holders of Guarantor Senior Debt may extend, renew, modify or amend the terms of Guarantor Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with Guarantor, all without impairing the liabilities and obligations of the parties to this Third Supplemental Indenture or the Holders.

      Section 4.8. Securityholders Authorize Trustee to Effectuate Subordination of Securities. Each Holder of the Securities by his acceptance thereof authorizes the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provisions contained in this Article IV pursuant to this Third Supplemental Indenture, and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of Guarantor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors of Guarantor), the immediate filing of a claim for the unpaid balance of his Securities in the form required in said proceedings and cause said claim to be approved. If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Guarantor Senior Debt or their representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Securities. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Guarantor Senior Debt or their representative to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee or the holders of Guarantor Senior Debt or their representative to vote in respect of the claim of any Securityholder in any such proceeding.

      Section 4.9 Right of Trustee to Hold Guarantor Senior Debt. The Trustee shall be entitled to all of the rights set forth in this Article IV in respect of any Guarantor Senior Debt at any time held by it to the same extent as any other holder of Guarantor Senior Debt, and nothing in this Third Supplemental Indenture shall be construed to deprive the Trustee of any of its rights as such holder.

      Nothing in this Article IV shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7 of the Indenture.

      Section 4.10. Article IV Not to Prevent Events of Default. The failure to make a payment on account of principal of, premium, if any, interest on, or Liquidated Damages with respect to, the Securities by reason of any provision of this Article IV shall not be construed as preventing the occurrence of a Default or an Event of Default under Section 6.1 of the Indenture or in any way prevent the Holders from exercising any right hereunder other than the right to receive payment on the Securities.

      Section 4.11. No Duty of Trustee and Other Agents to Holders of Guarantor Senior Debt. The Trustee and the other Agents shall not be deemed to owe any fiduciary duty to the holders of Guarantor Senior Debt, and shall not be liable to any such holders (other than for its willful misconduct or negligence) if it shall in good faith mistakenly pay over or distribute to the


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Holders of Securities or Guarantor or any other Person, cash, property or securities to which any holders of Guarantor Senior Debt shall be entitled by virtue of this Article IV or otherwise. Nothing in this Section 4.11 shall affect the obligation of any other such Person receiving such payment or distribution from the Trustee or any other Agent to hold such payment for the benefit of, and to pay such payment over to, the holders of Guarantor Senior Debt or their representative.

      With respect to the holders of Guarantor Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article IV and no implied covenants or obligations with respect to holders of Guarantor Senior Debt shall be read into this Third Supplemental Indenture as against the Trustee.

      Section 4.12. Amendments. The provisions of this Article IV may not be amended or modified without the written consent of the holders of Guarantor Senior Debt or their representatives in accordance with the instruments governing the terms of such Guarantor Senior Debt.

                                    ARTICLE V

                                  MISCELLANEOUS

      Section 5.1. This Third Supplemental Indenture. This Third Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

      Section 5.2. Notice. Unless otherwise specifically provided herein, all communications under this Article shall be in writing and shall be deemed to have been given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the telecopy number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

      If to the Senior Creditor:  The CIT Group/Business Credit, Inc.
                                  1200 Ashwood Parkway, Suite 150
                                  Atlanta, Georgia 30338
                                  Attn:  Regional Credit Manager
                                  Telecopy:   (770) 522-7673

      If to Holder:               The address in the records of the Trustee



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      If to Trustee:              The Bank of New York
                                  101 Barclay Street,
                                  Floor 21 West
                                  New York, New York 10286
                                  Attn: Corporate Trust Trustee Administration
                                  Telecopy: (212) 815-5915

      If to Guarantor:            Arris Group, Inc.
                                  11450 Technology Circle
                                  Duluth, Georgia  30097
                                  Attn: Chief Financial Officer
                                  Telecopy: (678) 473-8470

      If to the Company:          Arris International, Inc.
                                  11450 Technology Circle
                                  Duluth, Georgia  30097
                                  Attn: Chief Financial Officer
                                  Telecopy: (678) 473-8470

      Any party hereto may change its address for purposes of this Section 5.2 by giving the other parties written notice of the new address in the manner set forth above.

      Section 5.3. Counterparts. This Third Supplemental Indenture may be executed in any number or counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

      SECTION 5.4. THIS THIRD SUPPLEMENTAL INDENTURE AND ALL THE TERMS HEREIN, INCLUDING THE TERMS REGARDING SUBORDINATION, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF.


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
      IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first above written.

                                        ARRIS INTERNATIONAL, INC.

                                        By: /s/ Armando Rois-Mendez
                                            ------------------------------------
                                            Name:  Armando Rois-Mendez
                                            Title: Assistant Secretary


                                        THE BANK OF NEW YORK

                                        By: /s/ Mary LaGumina
                                            ------------------------------------
                                            Name:  Mary LaGumina
                                            Title: Vice President


                                        ARRIS GROUP, INC.

                                        By: /s/ David Potts
                                            ------------------------------------
                                            Name:  David Potts
                                            Title: Senior Vice President-Finance


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